As filed with the Securities and Exchange Commission on July 24, 2014

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

__________________________

SIGMA LABS, INC.

(Exact name of registrant as specified in its charter)

Nevada	82-0404220
(State or other jurisdiction of incorporation	(I.R.S. Employer Identification No.)
or organization

100 Cienega Street, Suite C

Santa Fe, New Mexico 87501

(505) 438-2576

(Address of principal executive offices)

2013 EQUITY INCENTIVE PLAN OF SIGMA LABS, INC.

(Full title of the plan)

__________________________

Mark Cola, President and Chief Executive Officer

Sigma Labs, Inc.

100 Cienega Street, Suite C

Santa Fe, New Mexico 87501

(505) 438-2576

(Name, address and telephone number of agent for service)

Copy to:

William Gould, Esq.

TroyGould P.C.

1801 Century Park East, 16th Floor

Los Angeles, California 90067

Telephone: (310) 553-4441

Facsimile: (310) 201-4746

__________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

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__________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, $0.001 par value per share	30,000,000 shares	$0.13	$3,900,000	$502.32

__________________________

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the 2013 Equity Incentive Plan of Sigma Labs, Inc. (the “Plan”) as a result of the anti-dilution adjustment provisions of the Plan.

(2)	Represents shares reserved for issuance pursuant to future awards under the Plan. The proposed maximum offering price per share and maximum aggregate offering price for these shares were estimated pursuant to Rule 457(c) and 457(h) of the Securities Act on the basis of the $0.13 average of the high and low trading prices of the Registrant’s common stock as reported on the OTCQB on July 18, 2014.

(3)	Amount of registration fee was calculated pursuant to Section 6(b) of the Securities Act, which provides that the fee shall be $128.80 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be offered.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

_________________________________

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents have been filed by Sigma Labs, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on March 31, 2014;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed on May 15, 2014; and

(c)	The Company’s Current Report on Form 8-K filed on January 14, 2014.

In addition, each document that the Company files with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of common stock registered hereunder have been sold, or that deregisters all such shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part thereof from the date of the filing of such document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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ITEM 4. DESCRIPTION OF SECURITIES.

The class of securities of the Company to be offered under this Registration Statement is the Company’s common stock, par value $0.001 per share (“Common Stock”).

The Company’s authorized capital stock currently consists of 750,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $0.001 par value (“Preferred Stock”).

The number of shares of Common Stock issued and outstanding as of the date hereof is 612,241,061 and 610,966,061 (i.e., 1,275,000 shares are subject to vesting) shares, respectively. As of the date hereof, there are no shares of Preferred Stock outstanding. The following statements set forth the material terms of the Company’s Common Stock; however, reference is made to the more detailed provisions of, and these statements are qualified in their entirety by reference to, our Articles of Incorporation, as amended, and Bylaws, as amended, copies of which are filed as exhibits to our SEC reports.

Common Stock

Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the Company’s stockholders.  Holders of Common Stock do not have cumulative voting rights.  Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors of the Company, in its discretion, from funds legally available therefor.  In the event of any liquidation, dissolution or winding up, the holders of Common Stock are entitled to a pro-rata share of all assets remaining after payment in full of all liabilities and preferential payments, if any, to holders of Preferred Stock.  All of the outstanding shares of Common Stock are fully paid and non-assessable.

Holders of Common Stock have no preemptive rights to purchase Common Stock.  There are no conversion or redemption provisions applicable to the Common Stock.

The Company’s Common Stock is quoted for trading on the OTCQB, under the symbol “SGLB”.

Dividends

The Company has not paid any dividends to date. Dividends, if any, will be contingent upon the Company’s revenues and earnings, if any, capital requirements and financial conditions.  The payment of dividends, if any, will be within the discretion of the Board of Directors.  The Company presently intends for the foreseeable future to follow a policy of retaining all of the Company’s earnings, if any, to finance the development and expansion of the Company’s business and, therefore, does not expect to pay any dividends in the foreseeable future.

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Preferred Stock

The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Company; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Company; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Company or for any debt securities of the Company and the terms and conditions, including price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.

The Board of Directors of the Company may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Articles of Incorporation for such purposes, in such amounts, to such persons, corporations or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the Company.

Transfer Agent

Interwest Transfer Company, Inc., 1981 Murray Holladay Road, Suite 100 Salt Lake City, UT 84117, is the Company’s stock transfer agent.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subsection 1 of Section 78.7502 of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

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Subsection 2 of Section 78.7502 of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the personal acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the NRS provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the NRS further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defenses of any action, suit or proceeding referred to in subsection (1) and (2), or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith; that indemnification provided for by Section 78.751 of the NRS shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

Finally, Section 78.752 of the NRS provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

The Company’s bylaws include an indemnification provision under which the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company’s bylaws further provide for the advancement of all expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is determined that such person is not entitled to be indemnified under the Company’s bylaws.  These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

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Additionally, the Company maintains directors and officers liability insurance on behalf of the Company’s officers and directors insuring them against liability incurred in such capacities or arising out of such status.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

ExhibitNo.	Exhibit Description

4.1	2013 Equity Incentive Plan of Sigma Labs, Inc. (the “Plan”) (previously filed by the Company as Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on April 16, 2013, and incorporated herein by reference).

4.2	Form of Nonqualified Stock Option Agreement for the Plan.*

4.3	Form of Incentive Stock Option Agreement for the Plan.*

4.4	Form of Restricted Stock Agreement for the Plan.*

5.1	Opinion of TroyGould PC with respect to the securities being registered.*

23.1	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1)*

23.2	Consent of Pritchett, Siler & Hardy, P.C.*

24.1	Power of Attorney (contained on the signature page of this Registration Statement)*

*	Filed herewith

ITEM 9. UNDERTAKINGS.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Fe, State of New Mexico, on this 24th day of July 2014.

SIGMA LABS, INC.

By: /s/ Mark Cola Mark Cola President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark Cola as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign this registration statement on Form S-8 and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Cola	President and Chief Executive Officer (Principal	July 24, 2014
Mark Cola	Executive Officer) and Director

/s/ Monica Yaple	Treasurer (Principal Financial and Accounting Officer)	July 24, 2014
Monica Yaple

/s/ Michael Thacker	Secretary and Director	July 24, 2014
Michael Thacker

/s/ Tom O'Mara	Director	July 24, 2014
Tom O'Mara

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EXHIBIT INDEX

ExhibitNo.	Exhibit Description

4.1	2013 Equity Incentive Plan of Sigma Labs, Inc. (the “Plan”) (previously filed by the Company as Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on April 16, 2013, and incorporated herein by reference).

4.2	Form of Nonqualified Stock Option Agreement for the Plan.*

4.3	Form of Incentive Stock Option Agreement for the Plan.*

4.4	Form of Restricted Stock Agreement for the Plan.*

5.1	Opinion of TroyGould PC with respect to the securities being registered.*

23.1	Consent of TroyGould PC (included in the opinion filed as Exhibit 5.1)*

23.2	Consent of Pritchett, Siler & Hardy, P.C.*

24.1	Power of Attorney (contained on the signature page of this Registration Statement)*

*	Filed herewith

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